Exhibit 10.75

[Bedford Property Investors, Inc. Letterhead]

[FORM OF TRANSACTION BONUS LETTER]

[Date]

[INSERT NAME OF EMPLOYEE]

Dear                                     :

Bedford Property Investors, Inc., a Maryland corporation (the “Company”), considers it essential to foster the continuous employment of the key employees of the Company.  In this connection, the Board of Directors of the Company (the “Board”) recognizes that, in view of the Company’s current desire to merge with another corporation, the possibility of a change of control of the Company exists and that possibility, and the uncertainty and questions that it may raise, could result in your departure or distraction to the detriment of the Company.  Accordingly, on behalf of the Board, I am pleased to inform you that you have been selected by the Board as a key employee eligible to receive the Transaction Bonus and continued healthcare benefits described below.

If you are employed by the Company as of the date of the consummation of a “Significant Transaction” (as defined below), subject to your execution of an effective release of claims in a form reasonably acceptable to the Company, (i) you will be entitled to receive a Transaction Bonus in the amount of $                       (“Transaction Bonus”); provided, however, that, unless otherwise provided by action of the Board, the Transaction Bonus only will be payable to you in the event that a Significant Transaction is consummated prior to December 31, 2006.  Any Transaction Bonus that becomes payable to you hereunder will be paid to you in a lump sum cash payment no later than 5 days following the consummation of a Significant Transaction.

In addition, if your employment with the Company and its affiliates (determined as of the date hereof) is terminated for any reason, other than an involuntary termination of your employment by the Company for “Cause” (as defined below), in the 24 month period following the consummation of a Significant Transaction, you and your covered dependents will be eligible to continue your medical, dental and vision insurance benefits on terms that are no less favorable in any respect to the medical, dental and vision insurance coverage provided by the Company immediately before the consummation of the Significant Transaction until the second anniversary of the consummation of the Significant Transaction regardless of whether you and your eligible dependents become eligible for coverage under a subsequent employer’s group health insurance plan.  If the Company has not terminated its medical, dental and vision insurance coverage in effect as of the date immediately before the consummation of the Significant Transaction, then in order to fulfill its obligation to provide the medical, dental and vision benefits described in the preceding sentence, the Company may elect to reimburse you for the full cost of the continuation premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and/or any state law of similar effect for you and your eligible dependents.

Furthermore, notwithstanding the terms of the immediately preceding paragraph, if you become actively employed by an entity that acquires substantially all of the outstanding Common Stock of the Company (an “Acquiror”) or an affiliate of an Acquiror (other than the Company and its affiliates determined as of the date hereof) after the consummation of a Significant Transaction and your employment subsequently is terminated for any reason, other than an involuntary termination of your employment by such employer for Cause or your voluntary resignation for any reason, in the 24 month period following the consummation of the Significant Transaction, then to the extent permitted by COBRA and/or any state law of similar effect, you and your covered dependents will be able to continue your medical, dental and vision insurance benefits under the health plans then offered to active employees of the Acquiror or the applicable affiliate of the Acquiror.  The Acquiror or an afffiliate of the Acquiror will reimburse you for the full cost of the continuation premiums under COBRA and/or any state law of similar effect for you and your dependents until the second anniversary of the consummation of the Significant Transaction regardless of whether you and your eligible dependents become eligible for coverage under a subsequent employer’s group health insurance plan.

As used herein, the term “Cause” shall mean shall mean your (a) conviction or entering a plea of guilty or no contest to a felony, (b) willful disclosure of material trade secrets or other material confidential information related to the business of the Company or its successors or affiliates, (c ) participation in any fraud against the Company or its successors or affiliates, (d) willful and continued failure to substantially perform your duties with the Company or its successors or affiliates after a written demand for substantial performance is delivered to you by the Company or its successors or affiliates, which demand specifically identifies the manner in which the Company or its successors or affiliates believes that you have not substantially performed your duties, and which performance is not substantially corrected within ten days of receipt of such demand.

As used herein, the term “Significant Transaction” means any sale, merger, consolidation, or any other business combination or reorganization, in one or a series of related transactions, as a result of which any “person” or “group” (as such terms are defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)), other than the Company or any of its affiliates (including any employee benefit plan thereof) (i) becomes the “beneficial owner”, directly or indirectly of 50% or more of (x) the outstanding shares of all series of common stock of the Company (on a fully diluted basis, including all options, warrants or other convertible securities held by management and other investors) or (y) the combined voting power of all classes of equity securities of the Company entitled to vote (on a fully diluted basis, including all options, warrants or other convertible securities held by management and other investors) or (z) of the common stock or such equity securities of any entity which owns all or substantially all of the assets of the Company or (ii) acquires assets representing 50% or more of the total assets of the Company, on a consolidated basis directly or indirectly, through a joint venture, or otherwise.

Unless otherwise determined by the Board, any payments made hereunder shall not be taken into account in computing your salary or compensation for the purposes of determining any benefits or compensation under (i) any pension, retirement, life insurance or other benefit plan of the Company or its successors or affiliates or (ii) any agreement between the Company or its successors or affiliates and you.

The Company may withhold from the Transaction Bonus such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

The terms of the Transaction Bonus may not be amended or modified other than by a written instrument executed by the undersigned or his successors and legal representatives.

Sincerely,

Peter Bedford